Exhibit 99.(a)(10)

Dear Par Employee:

On December 6, 2007, we filed an amendment with the Securities and Exchange Commission ("SEC") amending the Schedule TO previously filed on November 21, 2007 relating to the Company's offer to repurchase certain unvested options which was further amended on November 23, 2007 (the "Schedule TO").

It has come to our attention that the number of eligible options provided on the Schedule TO was incorrect. The correct number of eligible options is 182,088 rather than 184,750. The revised number of eligible options changes the aggregate transaction value if all eligible options were repurchased. The amendment filed today with the SEC makes these corrections to the Schedule TO. However, the Offer to Repurchase and Cancel Outstanding Unvested Options to Purchase Common Stock Having an Exercise Price Per Share in Excess of $33.61, dated November 23, 2007 (the "Offer to Repurchase") that was provided to you on November 24, 2007 needs to be amended to reflect the correct number of eligible options and transaction value. In addition to these amendments, the table and related information on certain options held by executive officers is being amended to show only the number of eligible options held by executive officers, rather than the total number of options held by the executive including both eligible and ineligible options. The attached Supplement to Offer to Repurchase dated December 6, 2007 (the "Supplement") contains the necessary amendments to the Offer to Repurchase and should be read in conjunction with the Offer to Repurchase. Except as expressly stated in the Supplement, the terms of the Offer to Repurchase will remain the same and continue to apply.

Thank you for your attention to this matter. If you have any questions regarding the amendments, please send an email to smontalto@parpharm.com or marian.gustafson@parpharm.com.

Attachment: Supplement to Offer to Repurchase

Par Pharmaceutical Companies, Inc.

Supplement to Offer to Repurchase

December 6, 2007

The Offer to Repurchase and Cancel Outstanding Unvested Options to Purchase Common Stock Having an Exercise Price Per Share in Excess of $33.61, dated November 23, 2007 (the "Offer to Repurchase"), that was filed with the Securities and Exchange Commission on November 23, 2007 as Exhibit (a)(1) to Amendment No. 1 to Schedule TO needs to be amended to correct (i) the number of aggregate eligible options, (ii) the number of eligible options held by executives and (iii) the aggregate transaction value. This Supplement amends the Offer to Repurchase as follows:

Section II.1

The definition of "eligible options" under Section II.1 of the Offer to Repurchase (p. 9) should read as follows:

“Eligible options” are all unvested stock options with exercise prices in excess of $33.61 per share granted under the 2004 Performance Equity Plan which are held by eligible employees and that would not be vested by their terms prior to January 10, 2008. As of November 23, 2007, there were 182,088 eligible options outstanding.

Section II.2

The third sentence of the first paragraph under Section II.2 of the Offer to Repurchase (p. 9) should be replaced with the following sentence:

If all eligible options are tendered to the Company for repurchase, the total amount of funds to be used will be $880,457.00.

Section II.10

The second paragraph and the table under Section II.10 of the Offer to Repurchase (p. 14) should be replaced with the following:

A list of our directors and executive officers is attached to this Offer as Schedule A, and is incorporated by reference herein. As of November 20, 2007, our executive officers as a group held options to purchase an aggregate of 44,129 shares of our common stock eligible under this Offer. The following lists the options held by each executive officer that is eligible for this Offer:

Name	Grant Date	Option Price	Options Outstanding

Paul V. Campanelli	1/9/06	$33.62	4,498
	1/6/05	$42.14	2,991

Thomas J. Haughey	1/9/06	$33.62	7,496
	1/6/05	$42.14	4,984

John MacPhee	1/9/06	$33.62	9,160
	1/6/05	$42.14	15,000